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                                                                    EXHIBIT 23.1

                             MILLER AND LENTS, LTD.

                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     The firm of Miller and Lents, Ltd. consents to the references to Miller and Lents, Ltd. and to the use of its report entitled "Proved Reserves and Future Net Income As of December 31, 2001" dated January 31, 2002 addressed to the "Bank of America, Trustee, Williams Coal Seam Gas Royalty Trust" in the Form 8-K Current Report to be filed by the Williams Coal Seam Gas Royalty Trust with the Securities and Exchange Commission (Commission File Number 001-11608).


                                        MILLER AND LENTS, LTD.



                                        By: /s/ S. JOHN STIEBER
                                            ------------------------------------
                                            S. John Stieber
                                            Senior Vice President